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                     [MAYER, BROWN, ROWE & MAW LETTERHEAD]



                                                                     EXHIBIT 5.1

                                  May 13, 2003

GATX Financial Corporation
500 West Monroe Street
Chicago, Illinois 60661

         Re:      Shelf Registration of $1,000,000,000 of
                  Debt Securities and Pass Through Certificates

Ladies and Gentlemen:

         We have acted as counsel to GATX Financial Corporation, a Delaware corporation (the "Company"), in connection with the corporate proceedings (the "Corporate Proceedings") taken and to be taken relating to the public offering of up to $1,000,000,000 aggregate principal amount of debt securities (the "Debt Securities") and pass through certificates (the "Pass Through Certificates") that may be issued in one or more series from time to time. Each series of Debt Securities will be issued under one of two indentures (each an "Indenture") between the Company and JPMorgan Chase Bank, as trustee. Each series of Pass Through Certificates will be issued under a pass through trust agreement (the "Basic Agreement") between the Company and U.S. Bank National Association, as trustee (the "Pass Through Trustee"), as supplemented by a trust supplement relating to such series of Pass Through Certificates (each, a "Trust Supplement").

         In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

         Based upon the foregoing, we are of the opinion that:

                  1. Upon the completion of the Corporate Proceedings relating to a series of Debt Securities, the execution and delivery of the applicable Indenture, the due execution, authentication, issuance and delivery of the Debt Securities of such series, and the receipt of the consideration therefor, the Debt Securities of such series will constitute

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 GATX Financial Corporation
 May 13, 2003
 Page 2


         valid and binding obligations of the Company entitled to the benefits of the applicable Indenture and enforceable against the Company in accordance with their terms, except as may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

                  2. Upon completion of the Corporate Proceedings relating to a series of Pass Through Certificates, the execution and delivery of the Basic Agreement and the Trust Supplement relating to such series of Pass Through Certificates, the due authorization, execution, authentication, issuance and delivery of such series of Pass Through Certificates by the Pass Through Trustee in accordance with the terms of the Basic Agreement and the Trust Supplement relating to such series, and the receipt of the consideration therefor, the Pass Through Certificates of such series will constitute valid and binding obligations of the Pass Through Trustee entitled to the benefits of the Basic Agreement and the Trust Supplement relating to such series and enforceable against the Pass Through Trustee in accordance with their terms, except as may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting enforcement of creditors' rights generally and
         (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         In rendering the foregoing opinion in paragraph 2 above, we have relied on the opinion of Dorsey & Whitney LLP, counsel to the Pass Through Trustee, with respect to all matters opined to therein, and our opinion is subject to all the assumptions contained in such opinion.

         We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Debt Securities and the Pass Through Certificates and the use of our name under the caption "Legal Opinions" contained therein.

                                               Very truly yours,

                                               /s/  Mayer, Brown, Rowe & Maw

                                               Mayer, Brown, Rowe & Maw